SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 31, 2014

TRI-TECH HOLDING INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34427	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16th Floor of Tower B, Renji Plaza No. 101

Jingshun Road, Chaoyang District

Beijing, People’s Republic of China 100102

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86 (10) 5732-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On March 31, 2014, the Registrant learned that personnel associated with Beijing Satellite Science & Technology Co. (“BSST”) moved their office to an undisclosed location. At the same time, BSST president, Mr. Kun Tian, notified shareholders of BSST and the senior management of Tri-Tech (Beijing) Co., Ltd. (“WFOE”) that employees associated with BSST had relocated BSST’s office to another location. After the move, the Registrant learned of the new location and on April 2, 2014 sent representatives of the Registrant, including newly-appointed interim President Shuzong Lin, to such office.

Mr. Tian further advised that BSST intended to operate under the sole direction of BSST’s management (namely Mr. Tian himself). Although BSST committed to continue to report its business activities on a weekly basis to the management of WFOE, Mr. Tian stated that BSST would take responsibility for disbursing profits and losses. To that end, BSST advised that it would rely on approval from the President of BSST of transactions, rather than those of WFOE.

Mr. Tian’s letter suggested that BSST would be managed independently pending resolution of the current dispute between Guang Cheng and the Registrant. Notwithstanding this suggestion, the Registrant has been advised that Mr. Guang Cheng has visited the new offices of BSST.

Management of the Registrant met with Mr. Tian and advised Mr. Tian that his actions were unauthorized and directed Mr. Tian to cause personnel associated with BSST to return to the Registrant’s office immediately, together with all property taken from such office. Mr. Tian refused such directions, causing management of the Registrant further to conclude that Mr. Tian was likely acting at the direction of Mr. Guang Cheng, as Mr. Tian is not a shareholder of BSST.

On April 1, 2014, the Registrant informed Mr. Tian that he was removed from the position as President of BSST and that Shuzong Lin would serve as interim President of BSST. Shortly after advising Mr. Tian of such matters, the Registrant received a letter from Guang Cheng purporting to reappoint Mr. Tian as President of BSST. Although Mr. Lin has been admitted to the new office of BSST, it appears that personnel associated with BSST are following the directions of Mr. Tian.

At this time, the Registrant cannot guarantee its continuing ability to control the day-to-day operations of BSST but is taking steps to strengthen its control of BSST. There can be no assurance such steps will ultimately be successful.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-TECH HOLDING INC.

By:	/s/ Phil Fan
Name:	Phil Fan
Its:	Chief Executive Officer

Dated: April 3, 2014